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                                                                    EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Equity Lifestyle Properties, Inc., for the registration of 1,124,187 shares of its common stock and to the incorporation by reference therein of our report dated March 24, 2005, except for Notes 4 and 6, as to which the date is June 7, 2005, with respect to the consolidated financial statements and schedules of Equity Lifestyle Properties, Inc., included in its Current Report on Form 8-K dated June 15, 2005, filed with the Securities and Exchange Commission.

                            /s/ Ernst & Young LLP

Chicago, Illinois
June 16, 2005